                                                                  EXHIBIT (a)(1)
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED COMMON SHARE PURCHASE RIGHTS)

                                       OF

                            HEIN-WERNER CORPORATION
                                       BY

                              SNAP-ON PACE COMPANY
                     AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF

                              SNAP-ON INCORPORATED
                                       AT

                              $12.60 NET PER SHARE

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
   NEW YORK CITY TIME, ON MONDAY, JUNE 1, 1998, UNLESS THE OFFER IS EXTENDED.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES REPRESENTING AT LEAST 66 2/3% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 14.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES.
                            ------------------------

                                   IMPORTANT

     Any shareholder who desires to tender all or any portion of his Shares should either (1) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedures for book-entry transfer set forth in Section 2 or (2) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he desires to tender such Shares.

     Any shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 2.

     Questions and requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, the Depositary, or to brokers, dealers, commercial banks or trust companies. A shareholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.
                            ------------------------

                    The Information Agent for the Offer is:

                               MORROW & CO., INC.
May 4, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
INTRODUCTION................................................    1
THE OFFER...................................................    3
      1. Terms of the Offer.................................    3
      2. Procedure for Tendering Shares.....................    4
      3. Withdrawal Rights..................................    7
      4. Acceptance for Payment and Payment.................    8
      5. Certain Federal Income Tax Consequences............    8
      6. Price Range of the Shares; Dividends on the
       Shares...............................................    9
      7. Effect of the Offer on the Market for the Shares;
        Exchange Listing; Exchange Act Registration; Margin
        Regulations.........................................    9
      8. Certain Information Concerning the Company.........   10
      9. Certain Information Concerning Parent and the
       Purchaser............................................   12
     10. Source and Amount of Funds.........................   13
     11. Background of the Offer; The Merger Agreement and
      Certain Other Agreements..............................   13
     12. Purpose of the Offer and the Merger; Plans for the
      Company; Other Matters................................   24
     13. Dividends and Distributions........................   26
     14. Conditions of the Offer............................   26
     15. Certain Legal Matters..............................   28
     16. Fees and Expenses..................................   31
     17. Miscellaneous......................................   31
SCHEDULE I--Directors and Executive Officers of Parent and
  the Purchaser.............................................  I-1

To the Holders of Common Stock of
  HEIN-WERNER CORPORATION:

                                  INTRODUCTION

     Snap-on Pace Company, a Wisconsin corporation (the "Purchaser") and an indirect wholly-owned subsidiary of Snap-on Incorporated, a Delaware corporation ("Parent"), hereby offers to purchase all outstanding shares of Common Stock, par value $1.00 per share (the "Common Stock"), including the associated common share purchase rights (the "Rights" and, together with the Common Stock, the "Shares"), issued pursuant to the Rights Agreement (as defined below), of Hein-Werner Corporation, a Wisconsin corporation (the "Company"), at $12.60 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Firstar Trust Company, which is acting as the Depositary (the "Depositary"), and Morrow & Co., Inc., which is acting as the Information Agent (the "Information Agent"), incurred in connection with the Offer.

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of April 27, 1998 (the "Merger Agreement"), by and among Parent, the Purchaser and the Company pursuant to which, as soon as practicable after the completion of the Offer and satisfaction or waiver of all conditions to the Merger (as defined below), the Purchaser will be merged with and into the Company (the "Merger") and the Company will become an indirect wholly-owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share then outstanding (other than Shares held by Parent, the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company, and by shareholders who perfect their dissenters' rights under Wisconsin law) will be converted into the right to receive $12.60 in cash or any higher price per Share paid in the Offer (the "Offer Price"), without interest thereon. The Merger Agreement is more fully described in Section 11.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES REPRESENTING AT LEAST 66 2/3% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION"). THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE SECTION 14.

     IN CONNECTION WITH THE MERGER AGREEMENT, PARENT AND THE PURCHASER ENTERED INTO A STOCK OPTION AGREEMENT WITH THE COMPANY. UPON THE TERMS AND CONDITIONS SET FORTH IN THE STOCK OPTION AGREEMENT, THE COMPANY GRANTED TO THE PURCHASER AN IRREVOCABLE OPTION TO PURCHASE FROM THE COMPANY AT THE OFFER PRICE NEWLY ISSUED SHARES IN AN AMOUNT EQUAL TO THE NUMBER OF SHARES THAT, WHEN ADDED TO THE NUMBER OF SHARES OWNED BY THE PURCHASER AND ITS AFFILIATES IMMEDIATELY FOLLOWING CONSUMMATION OF THE OFFER, SHALL CONSTITUTE 90% OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS (GIVING EFFECT TO THE ISSUANCE OF SUCH SHARES). THE STOCK OPTION AGREEMENT IS DESCRIBED MORE FULLY IN SECTION 11.

     THE BOARD OF DIRECTORS OF THE COMPANY HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER AND DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF THE COMPANY ACCEPT THE OFFER AND TENDER ALL OF THEIR SHARES. SEE SECTION 11.

     Credit Suisse First Boston ("CSFB"), the Company's financial advisor, has delivered to the Board of Directors of the Company its written opinion to the effect that, as of the date of such opinion, the cash consideration to be received in the Offer and the Merger, based upon and subject to the assumptions and limitations set forth in such opinion, by the Company's shareholders is fair to such shareholders from a financial point of view. Such opinion is set forth in full as an annex to the Company's Solicitation/Recommendation Statement on
Schedule 14D-9 (the "Schedule 14D-9"), which is being mailed to shareholders of the Company herewith.

     The Merger Agreement provides that, except as provided therein, following satisfaction or waiver of all of the conditions to the Offer and subject to the terms and conditions thereof, the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date.

     Pursuant to the Merger Agreement, the Company has agreed to take all action necessary under the Wisconsin Business Corporation Law (the "WBCL") and its Articles of Incorporation and By-laws to convene a meeting of its shareholders promptly following consummation of the Offer to consider and vote on the Merger. If the Purchaser owns at least 90% of the outstanding Shares, approval of the Merger can be obtained without the affirmative vote of any other shareholder of the Company. See Section 15.

     On April 27, 1998, Parent and the Purchaser entered into a Stock Option Agreement with the Company. Pursuant to the Stock Option Agreement, if the Purchaser owns at least 66 2/3% but less than 90% of the outstanding Shares, the Purchaser may exercise an irrevocable option to purchase from the Company at the Offer Price newly issued Shares in an amount equal to the number of Shares that, when added to the number of Shares owned by the Purchaser and its affiliates immediately following consummation of the Offer, shall constitute 90% of the Shares then outstanding on a fully diluted basis (giving effect to the issuance of the Option Shares). The Stock Option Agreement is described more fully in
Section 11.

     The Purchaser presently intends to seek to cause the Company to make an application for the termination of the registration of the Shares under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as soon as possible after the purchase of all validly tendered Shares pursuant to the Offer if the requirements for termination of registration are met. See Section 7.

     The Minimum Condition requires that the number of Shares validly tendered and not withdrawn prior to the expiration of the Offer represent at least
66 2/3% of the Shares outstanding on a fully diluted basis. According to the Company, as of April 27, 1998, there were 2,918,899 Shares issued and outstanding, and there were outstanding options and warrants to purchase an aggregate of 101,847 Shares. The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional Shares (except on the exercise of outstanding options, including pursuant to the Stock Option Agreement, and as otherwise permitted under the Merger Agreement). Based on the foregoing and assuming that all outstanding options and warrants are exercised, the Minimum Condition will be satisfied if 2,013,831 Shares are validly tendered and not withdrawn prior to the expiration of the Offer. If the Minimum Condition is satisfied (and the option under the Stock Option Agreement is exercised, if necessary), Parent would be able to effect the Merger without the affirmative vote of any other shareholder of the Company.

     The Company has distributed one Right for each outstanding Share pursuant to the Rights Agreement, dated as of May 9, 1989, between the Company and Firstar Trust Company (f/k/a First Wisconsin Trust Company), as Rights Agent, as amended (the "Rights Agreement"). Based on the information disclosed by the Company, the Company has irrevocably taken all actions necessary to make the Rights Agreement and the Rights inapplicable to (i) the Offer and Merger and
(ii) the Stock Option Agreement and the transactions contemplated thereby.

     The Merger Agreement provides that, promptly upon the payment by the Purchaser for Shares pursuant to the Offer, and from time to time thereafter, the Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, to the Board of Directors of the Company as will give it representation equal to the product of the total number of directors on the Board (giving effect to the directors designated by the Purchaser) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser or its affiliates bears to the total number of Shares then outstanding. In the Merger Agreement, the Company has agreed, upon the request of the Purchaser, to promptly take all actions necessary to cause the Purchaser's designees to be so elected, including, if necessary, promptly increasing the size of the Board of Directors of the Company or securing the resignation of one or more directors, or both. However, prior to the Effective Time, the Board of Directors of the Company shall always have at least two members who are neither officers, directors, shareholders or designees of the Purchaser or any of its affiliates ("Purchaser Insiders"). If the number of directors who are not Purchaser Insiders is reduced below two for any reason prior to the Effective Time, then the remaining directors who are not Purchaser Insiders (or if there is only one director who is not a Purchaser Insider, the remaining director who is not a Purchaser Insider) shall be entitled to designate a person (or persons) to fill such vacancy (or vacancies) who is not an officer, director, shareholder or designee of the Purchaser or any of its affiliates and who shall be a director not deemed to be a Purchaser Insider for all purposes of the Merger Agreement. At such time, the Company shall, if requested by the Purchaser, also cause persons designated by the Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Board of Directors of the Company of each committee of the Board of Directors of the Company; provided, however, that prior to the Effective Time each committee of the Board of Directors of the Company shall have at least one member who is not a Purchaser Insider. See Section 11.

     The Purchaser estimates that the total funds required to purchase all Shares validly tendered pursuant to the Offer, consummate the Merger and pay all related costs and expenses will be approximately $44 million, including the repayment of certain of the Company's indebtedness. The Purchaser will obtain such funds from Parent by means of capital contributions, loans or a combination thereof. Parent plans to obtain the funds for such capital contributions or loans from available borrowings and working capital. See Section 10.

     The information contained in this Offer to Purchase concerning the Company was supplied by the Company, and Parent and the Purchaser take no responsibility for the accuracy of such information. The information contained in this Offer to Purchase concerning the Offer, the Merger, Parent and the Purchaser was supplied by Parent and the Purchaser, and the Company takes no responsibility for the accuracy of such information.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                   THE OFFER

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 3 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on Monday, June 1, 1998, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition and the expiration or termination of all waiting periods imposed by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations thereunder (the "HSR Act"). See Section 14. If such conditions are not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered, subject to the terms of the Merger Agreement, (ii) waive any of the conditions to the Offer, to the extent permitted by the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Securities and Exchange Commission (the "Commission"), purchase all Shares validly tendered or (iii) amend the Offer or postpone the acceptance for payment of tendered shares.

     Subject to the terms of the Merger Agreement, if, on the initial scheduled Expiration Date of the Offer, the sole condition remaining unsatisfied is the failure of the waiting period under the HSR Act to have expired or been terminated, the Purchaser shall, and Parent shall cause the Purchaser to, extend the Expiration Date from time to time until two business days after the expiration of the waiting period under the HSR Act. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to amend the Offer or postpone the acceptance for payment of tendered shares as described in Section 14. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service.

     The Merger Agreement provides that, without the prior written consent of the Company, the Purchaser will not decrease the Offer Price or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased pursuant to the Offer or amend any other term of the Offer in any manner adverse to the holders of Shares.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 under the Exchange Act.

     The Company has provided the Purchaser with the Company's shareholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholder lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURE FOR TENDERING SHARES.

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the

Depositary), in each case prior to the Expiration Date or (ii) the tendering shareholder must comply with the guaranteed delivery procedures set forth below.

     The Depositary will establish accounts with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (each, a "Book-Entry Transfer Facility" and, collectively, the "Book-Entry Transfer Facilities") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with that Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a financial institution (including most commercial banks, savings and loan associations and brokerage houses) that is a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an "Eligible Institution" and, collectively, "Eligible Institutions"). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholder's tender may be effected if all the following conditions are met:

          (i) such tender is made by or through an Eligible Institution;

          (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

          (iii) the certificates for all physically tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the New York Stock Exchange (the "NYSE") is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing the Letter of Transmittal as set forth above, the tendering shareholder will irrevocably appoint designees of the Purchaser, and each of them, as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered by such shareholder and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after May 4, 1998. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholder as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of shareholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholder, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid "backup withholding" of U.S. federal income tax on payments of cash pursuant to the Offer, a shareholder surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholder is not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the "IRS") may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain shareholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign shareholders, if exempt, should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after Thursday, July 2, 1998.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission of the notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 any time on or prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's reasonable discretion, which determinations will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law, including, without limitation, the HSR Act. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any shareholder pursuant to the Offer will be the highest per Share consideration paid to any other shareholder pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering shareholders. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     If the Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in
Section 3.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering shareholder (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.

5. CERTAIN FEDERAL INCOME TAX CONSEQUENCES.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes and also may be a taxable transaction under state, local or foreign tax laws. Accordingly, a shareholder who tenders Shares in the Offer or receives cash in exchange for Shares in the Merger (including as a result of perfecting his dissenters' rights under the WBCL) will recognize gain or loss for federal income tax purposes equal to the difference, if any, between the amount of cash received and the shareholder's tax basis in the Shares sold. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same time and price) exchanged pursuant to the Offer or the Merger. Such gain or loss generally will be capital gain or loss if the Shares disposed of were held as capital assets by the shareholder, and will be long-term capital gain or loss if the Shares disposed of were held for more than one year at the date of sale or the Expiration Date (in the case of the Offer) or on the date of the Merger (in the case of the Merger), as the case may be. In addition, the Taxpayer Relief Act of 1997 could affect the federal income tax consequences of the Offer and Merger in that, among other things, it reduces the maximum rate of federal income tax on capital gains of individual taxpayers for capital assets held more than 18 months. Shares held less than one year may be subject to ordinary income tax rates of up to 39.6% for individuals.

     The foregoing summary constitutes a general description of certain U.S. federal income tax consequences of the Offer and the Merger without regard to the particular facts and circumstances of each shareholder of the Company and is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Department Regulations issued pursuant thereto and published rulings and court decisions in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Special tax consequences not described herein may be applicable to certain shareholders subject to special tax treatment (including insurance companies, tax-exempt organizations, financial institutions or broker dealers, foreign shareholders and shareholders who have acquired their Shares pursuant to the exercise of employee stock options or otherwise as compensation). ALL SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO SPECIFIC TAX EFFECTS APPLICABLE TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL AND FOREIGN TAX LAWS.

6. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES.

     The Shares are currently listed on the American Stock Exchange (the "AMEX") under the symbol "HNW." The following table sets forth, for each of the periods indicated, the high and low closing sales price per Share on the AMEX.

                                                         HIGH          LOW
                                                        ------        ------
1996:
     First Quarter....................................  $6.375        $4.250
     Second Quarter...................................   8.750         5.813
     Third Quarter....................................   8.000         5.750
     Fourth Quarter...................................   7.250         6.250
1997:
     First Quarter....................................  $7.500        $6.375
     Second Quarter...................................   8.250         6.375
     Third Quarter....................................   8.375         7.250
     Fourth Quarter...................................   8.375         6.875
1998:
     First Quarter....................................  $8.000        $6.625
     Second Quarter (through May 1, 1998).............  12.563         6.625

     On April 27, 1998, the last full trading day prior to the public announcement of the execution of the Merger Agreement by the Company, Parent and Purchaser, the closing sales price of the Shares on the AMEX was $8.250 per Share. On May 1, 1998, the last full trading day prior to the commencement of the Offer, the closing sales price of the Shares on the AMEX was $12.438 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The Company paid a 5% stock dividend on (i) January 24, 1997 to shareholders of record on January 3, 1997 and (ii) January 23, 1998 to shareholders of record on January 2, 1998. The Company's current credit agreement contains a restriction against the payment of cash dividends. The Merger Agreement provides that, without the prior written consent of Parent, the Company will not declare, set aside or pay any dividend on or make any other distribution in respect of its capital stock. See Section 11.

7. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; EXCHANGE LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely effect the liquidity and market value of the remaining Shares held by the public.

     Exchange Listing. The Shares are currently listed on the AMEX. Depending upon the aggregate market value of Shares not acquired pursuant to the Offer and the number of Shares held by other parties, the Shares may no longer meet the requirements for continued listing on the AMEX and may be delisted from the AMEX. AMEX-published guidelines indicate that the AMEX would consider delisting the Shares in the event that, among other things, the number of record holders of 100 or more Shares fell below 300, the number of publicly held Shares (exclusive of concentrated holdings and those of officers and directors) fell below 200,000 or the aggregate market value of the publicly held Shares fell below $1.0 million. As of March 27, 1998, there were 568 holders of record of Shares, holding 2,908,899 Shares.

     If the AMEX were to delist the Shares, it is possible that the Shares would trade on another securities exchange or in the over-the-counter market and that price quotations for the Shares would be reported by such exchange or by other sources. If the Shares were to trade on another exchange or market, the extent of the public market for the Shares and availability of such quotations would depend upon such factors as the number of holders of Shares and the aggregate market value of the Shares remaining publicly held at such time, the interest of securities firms in maintaining a market in the Shares, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     Exchange Act Registration. The Shares currently are registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. Furthermore, the ability of "affiliates" of the Company and persons holding "restricted securities" of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act of 1933, as amended (the "Securities Act"), may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for continued listing on the AMEX.

     If registration of the Shares is not terminated prior to the Merger, then the Shares will cease to be listed on the AMEX and the registration of the Shares under the Exchange Act will be terminated following the consummation of the Merger.

     Margin Regulations. The Shares are presently "margin securities" under the regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

8. CERTAIN INFORMATION CONCERNING THE COMPANY.

     General. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Consolidated Financial Data," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. Neither Parent nor the Purchaser assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

     The Company designs, manufactures, markets and sells proprietary collision repair equipment worldwide, with operations centered in North America and in Europe. The Company is a Wisconsin corporation with its principal executive offices at 2120 Pewaukee Road, Waukesha, Wisconsin. The telephone number of the Company at such location is (414) 542-6611.

     Selected Consolidated Financial Data. Set forth below is certain selected consolidated financial data with respect to the Company, excerpted or derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997, as filed with the Commission pursuant to the Exchange Act.

     More comprehensive financial information is included in such report and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such report and other documents and all of the financial information (including any related notes) contained therein. Such report and other documents may be inspected and copies may be obtained from the Commission in the manner set forth under "Available Information" below.

                            HEIN-WERNER CORPORATION
                      SELECTED CONSOLIDATED FINANCIAL DATA
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         FISCAL YEARS ENDED DECEMBER 31,
                                                 -----------------------------------------------
                                                  1997      1996      1995      1994      1993
                                                  ----      ----      ----      ----      ----
Income Statement of Data
  Net sales from continuing operations.........  $39,037   $41,696   $41,819   $36,615   $33,515
  Net income (loss) from continuing
     operations................................    1,337     1,908       892       281    (1,622)
  Net income (loss)............................    6,299     2,176     1,013       827    (1,576)
  Earnings per share from continuing
     operations-basic..........................     0.46      0.66      0.31      0.10     (0.56)
  Earnings per share-basic.....................     2.17      0.75      0.35      0.29     (0.55)
  Earnings per share from continuing
     operations-diluted........................     0.42      0.57      0.26      0.08     (0.56)(1)
  Earnings per share-diluted...................     1.96      0.69      0.32      0.24     (0.55)(1)

---------------
 (1) Diluted earnings per share was anti-dilutive for this period.

Per share data has been restated to give effect to stock dividends paid through January 23, 1998.

                                                                     DECEMBER 31,
                                                  ---------------------------------------------------
                                                   1997       1996       1995       1994       1993
                                                   ----       ----       ----       ----       ----
Balance Sheet Data
  Total assets..................................  $37,348    $45,598    $49,657    $46,101    $45,345
  Long-term debt, excluding current
     installments...............................      310     10,161     10,902     13,256     14,071
  Cash dividends declared per common share......  $    --    $    --    $    --    $    --    $    --

     Available Information. The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information concerning the Company can be inspected at the library of the AMEX, 86 Trinity Place, New York, N.Y. 10006. The Commission maintains a Web site (located at http://www.sec.gov) which includes reports, proxy statements and other information filed electronically by registrants with the Commission.

9. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.

     Parent is a leading manufacturer and distributor of high-quality hand tools, power tools, tool storage products, diagnostics equipment, shop equipment, emissions/safety equipment, collision repair equipment and systems, diagnostics software, business management software for automotive repair shops and related products and services. Parent's mission is to create value by providing innovative solutions to the transportation service and industrial markets worldwide; therefore, Parent's products and services are used mainly by professional technicians and managers in vehicle service and industrial applications. Customers include professional technicians, independent automotive repair and body shops, franchised service centers, specialty repair shops, automotive dealerships, vehicle manufacturers, industrial and government entities and other professional tool and equipment users.

     The Purchaser is a newly incorporated Wisconsin corporation organized in connection with the Offer and the Merger and has not carried on any activities other than in connection with the Offer and the Merger. All of the outstanding capital stock of the Purchaser is owned indirectly by Parent. Until immediately prior to the time the Purchaser purchases Shares pursuant to the Offer, it is not anticipated that the Purchaser will have any significant assets or liabilities or engage in activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

     The principal offices of the Purchaser and Parent are located at 10801 Corporate Drive, Kenosha, Wisconsin 53141-1430. The telephone number of Parent and the Purchaser at such location is (414) 656-5200.

     Except as set forth in this Offer to Purchase, neither the Purchaser, Parent, any of their respective affiliates nor, to the best of their knowledge, any of the persons listed on Schedule I, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. The Company and certain subsidiaries of Parent have from time to time engaged in commercial transactions in the ordinary course of their respective businesses. On December 30, 1996, John Bean Company, a subsidiary of Parent, and the Company entered into an exclusive, multi-year contract, pursuant to which the Company's Winona Van Norman Division agreed to manufacture certain brake lathes, stands and accessories for John Bean Company. Such contract resulted in revenues to the Company of approximately $557,000 during fiscal 1997. The Company sold the Winona Van Norman division on August 28, 1997. Except as set forth in this Offer to Purchase, neither the Purchaser nor Parent, nor to the best of the knowledge of the Purchaser and Parent, any of the persons listed on Schedule I, has entered into any transaction with the Company, or any of the Company's affiliates which are corporations, since the commencement of the Company's third full fiscal year preceding the date of this Statement, the aggregate amount of which was equal to or greater than one percent of the consolidated revenues of the Company for (i) the fiscal year in which such transaction occurred, or (ii) the portion of the current fiscal year which has occurred if the transaction occurred in such year. Except as set forth in this Offer to Purchase, neither the Purchaser, Parent, any of their respective affiliates, nor, to the best of their knowledge, any of the persons listed on
Schedule I, has had, since December 31, 1994, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, since December 31, 1994, there have been no contacts, negotiations or transactions between the Purchaser, Parent, any of their respective affiliates or, to the best of their knowledge, any of the persons listed on Schedule I, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

     Additional information concerning Parent is set forth in Parent's Annual Report on Form 10-K for the fiscal year ended January 3, 1998, which report may be obtained from the Commission in the manner set forth under "Available Information," below.

     Available Information. Parent is subject to the informational requirements of the Exchange Act, and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information concerning Parent can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005. The Commission maintains a Web site (located at http://www.sec.gov) which includes reports, proxy statements and other information filed electronically by registrants with the Commission.

10. SOURCE AND AMOUNT OF FUNDS.

     The Purchaser estimates that the total funds required to purchase all Shares validly tendered pursuant to the Offer, consummate the Merger and pay all related costs and expenses will be approximately $44 million, including the repayment of certain of the Company's indebtedness. The Purchaser will obtain such funds from Parent by means of capital contributions, loans or a combination thereof. Parent plans to obtain the funds for such capital contributions or loans from available borrowings under Parent's existing unsecured lines of credit with Firstar Bank Milwaukee, N.A. (the "Firstar Line of Credit") and The First National Bank of Chicago (the "'FNBC Line of Credit"), which provide for maximum borrowings in an aggregate principal amount of up to $31 million and $50 million, respectively.

     Advances under the Firstar Line of Credit bear interest, at Parent's election, at a rate equal to either (i) the bank's announced prime rate in effect from time to time, payable monthly until demand or (ii) a fixed rate and for such term as may be quoted by the bank and agreed to by Parent. The Firstar Line of Credit may be terminated by either party at any time. Advances under the FNBC Line of Credit bear interest, at Parent's election, at a rate equal to either (i) the bank's corporate base rate announced from time to time, payable monthly and on demand or (ii) subject to availability and for a maturity to be agreed upon, such other fixed rate as the parties may mutually agree upon. The FNBC Line of Credit may be terminated by either party at any time. No plans or arrangements have been made to refinance or repay borrowings under the Firstar Line of Credit or the FNBC Line of Credit. It is anticipated that any borrowings incurred by Parent in connection with the Offer will be repaid from internally generated funds of Parent, the Purchaser and the Company and/or refinanced in the private or public markets.

11. BACKGROUND OF THE OFFER; THE MERGER AGREEMENT AND CERTAIN OTHER AGREEMENTS.

     The following description was prepared by Parent and the Company. Information about the Company was provided by the Company and neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which the Purchaser, Parent or their representatives did not participate.

BACKGROUND OF THE OFFER

     From time to time over the last several years, Robert A. Cornog, Chairman, President and Chief Executive Officer of Parent, contacted Joseph L. Dindorf, President and Chief Executive Officer of the Company, to express Parent's interest in exploring the possibility of a business combination with the Company. On these occasions, Mr. Dindorf indicated that the Company was not then considering a sale or other extraordinary corporate transaction.

     In early 1996, Parent and the Company began preliminary discussions regarding the possibility of a potential business combination and, in connection therewith, entered into a confidentiality agreement under which Parent was furnished with certain limited financial and business information concerning the Company. During the period from November 1995 through April 1996, representatives of Parent held various discussions with Mr. Dindorf during which Mr. Dindorf responded to various questions from representatives of Parent. In July 1996, the Company and Parent agreed to terminate these preliminary discussions.

     Prior to and following the termination of the foregoing discussions, the Company analyzed various potential strategic options that might be available to the Company, including possible divestitures of one or more of its operating divisions and possible business combinations or alliances with other manufacturing companies. In 1997, pursuant to the Company's long-range restructuring plan, the Company sold its Great Bend Industries Division and its Winona Van Norman Division, used the proceeds of such divestitures to pay off virtually all of its debt and hired an outside consultant to assist the Company with strategic planning and the evaluation of acquisition candidates.

     On March 3, 1998, Mr. Cornog called Mr. Dindorf to express Parent's renewed interest in exploring a possible business combination with the Company and his willingness to meet and discuss the terms of such a possible transaction. Mr. Dindorf reiterated that the Company was not considering a sale and declined to meet with Mr. Cornog, but said he would discuss with the Board of Directors of the Company the possibility of having a meeting. Following this conversation, Mr. Cornog sent Mr. Dindorf a letter again expressing Parent's interest regarding a potential business combination with the Company.

     On March 12, 1998, a meeting of the Board of Directors of the Company was held during which Mr. Dindorf informed the Company's Board of Directors of his conversation with Mr. Cornog. After reviewing various matters, including the Company's recent financial performance and its long-range strategic plan, the Board of Directors of the Company directed Mr. Dindorf to advise Parent that the Company was not currently interested in pursuing a business combination and that the Board of Directors of the Company had determined that it was in the best long-term interests of the Company's shareholders for the Company to carry out its long-range restructuring plan. On March 19, 1998, Mr. Dindorf reported to representatives of Parent the decision of the Company's Board of Directors.

     On March 27, 1998, notwithstanding the Company's prior communication, Mr. Cornog telephoned Mr. Dindorf and expressed a strong interest in Parent effecting a business combination with the Company at a significant premium above the Company's current market price. After discussing the matter with the Company's directors, Mr. Dindorf agreed to a meeting with Mr. Cornog. On March 30, 1998, Messrs. Cornog and Dindorf met and discussed a variety of issues regarding a possible business combination, including a preliminary range of possible values. At the conclusion of the meeting, Mr. Dindorf agreed to convene a meeting of the Company's Board of Directors to consider Parent's expression of interest.

     On April 3, 1998, the Company's Board of Directors received a letter from Parent setting forth a preliminary proposal pursuant to which Parent would acquire all of the shares of the Company for $11.75 per share in cash. On that same day, the Board of Directors of the Company met and reviewed with management and the Company's outside counsel, Foley & Lardner, the options available to the Company. At the conclusion of the meeting, the Board of Directors of the Company directed management to retain Credit Suisse First Boston Corporation ("CSFB") as the Company's financial advisor to assist the Board in evaluating Parent's offer and to explore the Company's strategic alternatives.

     During the course of the next several days, CSFB met with the Company's management to review various alternatives available to the Company and also compiled, with the assistance of the Company's management, a list of entities that, in addition to Parent, may have an interest in effecting a business combination with the Company. Thereafter, CSFB contacted the various entities identified by Company management and CSFB to determine their interest in effecting a business combination with the Company. Following several preliminary discussions, each of the entities contacted ultimately advised CSFB that it was not presently interested in pursuing such a business combination. During this time, CSFB also engaged in discussions with Parent's financial advisors regarding a potential transaction with Parent.

     On April 15, 1998, the Board of Directors of the Company met to discuss the status of discussions with the various parties contacted by CSFB as well as the discussions between Parent and the Company. CSFB and the Company's management reviewed with the directors the steps taken to date. At this meeting, CSFB reported to the Board of Directors on various financial analyses it had undertaken, and Foley & Lardner reviewed with the directors their fiduciary duties in connection with the consideration of a business combination. At the conclusion of the meeting, the Board authorized the Company and its representatives to pursue a negotiated transaction with Parent and Foley & Lardner was directed to prepare a draft merger agreement for transmittal to Parent providing for Parent's acquisition of the Company for cash. On April 17, 1998, a draft of such an agreement was provided to Parent. At the April 15 meeting, the Board of Directors also approved the extension of employment and severance agreements to selected key employees of the Company.

     Thereafter, representatives of Parent and representatives of the Company as well as Parent's and the Company's respective legal and financial advisors continued to discuss a possible business combination and negotiate the terms of a definitive merger agreement. During this period, the Company's management kept the Board of Directors of the Company informed of the ongoing discussions.

     On April 22, 1998, the Board of Directors of the Company met and CSFB and Foley & Lardner updated the Board on the status of discussions between representatives of Parent and the Company. In addition, Foley & Lardner reviewed with the Board the principal terms of the draft agreement that had been provided to Parent.

     Beginning on April 23, 1998 and through the afternoon of April 27, 1998, representatives of the Company and the Company's legal advisors met with representatives of Parent and Parent's legal advisors to negotiate the terms of a definitive merger agreement and the related agreements. Following execution of a confidentiality agreement, on April 23, 1998, representatives of Parent met with certain members of senior management of the Company to discuss certain due diligence matters. The negotiations among the parties culminated on April 27, 1998 in the Company and Parent agreeing upon a form of definitive merger agreement and related agreements, subject to approval of the Company's Board of Directors. On the same date, after agreement was reached on a definitive merger agreement, Parent and Mr. Dindorf agreed upon the form of a definitive employment and consulting agreement pursuant to which Mr. Dindorf would remain employed by the Company following the consummation of the transactions contemplated by the Merger Agreement.

     Later on April 27, 1998, the Board of Directors of the Company met and reviewed with counsel the final terms of the Merger Agreement, the Stock Option Agreement and the Employment and Consulting Agreement. Counsel also reviewed with the directors their fiduciary obligations in connection with the consideration of a transaction such as the one proposed with Parent. At the April 27 meeting, CSFB delivered its written opinion to the Company's Board of Directors to the effect that, as of such date and based upon and subject to the various considerations set forth in such opinion, the proposed cash purchase price of $12.60 per share to be received by the shareholders of the Company in the Offer and the Merger was fair to such shareholders from a financial point of view. The Board then discussed the presentations it had received at this and other Board meetings and unanimously approved the Merger Agreement and the Stock Option Agreement and the transactions contemplated thereby, and authorized their execution. The Board of Directors also unanimously approved the Employment and Consulting Agreement as well as an amendment to the Change of Control Agreement between the Company and Mr. Dindorf in order to facilitate Mr. Dindorf's entering into the Employment and Consulting Agreement.

     On April 27, 1998, the Merger Agreement, the Stock Option Agreement, the Employment and Consulting Agreement and various other transaction documents were executed.

     Following execution of the foregoing documents, a joint press release announcing the execution of the definitive agreements was issued by Parent and the Company on April 28, 1998.

MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement. The summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Merger Agreement may be examined and copies may be obtained at the places and in the manner set forth in Section 9 of this Offer to Purchase. Capitalized terms used but not defined in this summary of the Merger Agreement have the meanings given to such terms in the Merger Agreement.

     The Offer. The Merger Agreement provides that the Purchaser will, and Parent will cause the Purchaser to, commence (within the meaning of Rule 14d-2(a) of the Exchange Act) as promptly as practicable, but in any event not later than May 4, 1998, the Offer for any and all outstanding Shares not owned by the Purchaser at the Offer Price applicable to such Shares, net to the seller in cash. The initial expiration date for the Offer is the twentieth business day from and after the date the Offer is commenced, including the date of commencement as the first business day in accordance with Rule 14d-2 under the Exchange Act. The obligation of Parent and the Purchaser to accept for payment or pay for any Shares tendered pursuant to the Offer is subject only to
(i) there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which represents at least 66 2/3% of the Shares outstanding on a fully diluted basis (without giving pro forma effect to the potential issuance of any Shares issuable under the Stock Option Agreement) (the "Minimum Condition") and (ii) the satisfaction or waiver of the other conditions set forth in the conditions set forth in Annex I to the Merger Agreement (together with the Minimum Condition, the "Conditions of the Offer"). Without the prior written consent of the Company, the Purchaser will not (i) decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer or (iii) amend any other term of the Offer in any manner adverse to the holders of any Shares; provided, however, that if on the initial scheduled Expiration Date, the sole condition remaining unsatisfied is the failure of the waiting period under the HSR Act, to have expired or been terminated, the Purchaser shall, and Parent shall cause the Purchaser to, extend the expiration date from time to time until two business days after the expiration or termination of the waiting period under the HSR Act.

     Subject to the terms of the Offer and the Merger Agreement and the satisfaction or waiver of all the Conditions of the Offer as of the Expiration Date, the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the Expiration Date.

     The Merger. The Merger Agreement provides that, subject to the terms and conditions thereof and in accordance with the applicable provisions of the WBCL, at the Effective Time, the Purchaser will be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the Surviving Corporation; provided, however, that upon the mutual agreement of Parent and the Company, the Merger may be structured so that the Company will be merged with and into the Purchaser, with Purchaser continuing as the Surviving Corporation. The Merger will be effected by the filing at the time of Closing of appropriate articles of merger relating to the Merger with the Department of Financial Institutions of the State of Wisconsin.

     The Merger Agreement provides that, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Purchaser, the Company or the holders thereof, the Shares will be converted into the right to receive the Offer Price in cash, without interest thereon, as soon as is reasonably practicable upon surrender of the certificate formerly representing such Shares (other than any Shares held by Parent, the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be cancelled and retired and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares). At the Effective Time, each share of common stock, par value $1.00 per share, of the Purchaser issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Notwithstanding the foregoing, if Parent and the Company agree to restructure the Merger (as described in the immediately preceding paragraph), then the outstanding shares of the Purchaser's common stock will not be affected in any manner by virtue of the Merger.

     The Merger Agreement provides that the articles of incorporation of the Purchaser, as in effect immediately prior to the Effective Time, will be the articles of incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and the WBCL. The by-laws of the Purchaser in effect at the Effective Time will be the by-laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and the WBCL.

     Vote Required to Approve the Merger. The Merger Agreement provides that if required by the Company's articles of incorporation and/or applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, will, in accordance with applicable law:
(i) duly call, give notice of, convene and hold a special meeting of the Company's shareholders as soon as practicable following the Acceptance Date for the purpose of considering and taking action upon the Merger Agreement; (ii) promptly prepare and file with the Commission a preliminary information or proxy statement relating to the Merger and the Merger Agreement and (x) obtain and furnish the information required to be included by the Commission in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, respond promptly to any comments made by the Commission with respect to the preliminary proxy statement and, subject to compliance with Commission rules and regulations, cause a notice of a special meeting and a definitive information or proxy statement (the "Proxy Statement") to be mailed to the shareholders of the Company no later than the time required by applicable law and the articles of incorporation and the by-laws of the Company, and (y) to obtain the necessary approvals of the Merger and the Merger Agreement by the shareholders of the Company; and (iii) subject to the provisions of the Merger Agreement, include in the Proxy Statement the recommendation of the Board of Directors of the Company that the shareholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement. Pursuant to the Stock Option Agreement, if the Purchaser owns at least 66 2/3% but less than 90% of the outstanding Shares, the Purchaser may exercise an irrevocable option to purchase from the Company at the Offer Price newly issued Shares in an amount equal to the number of Shares that, when added to the number of Shares owned by the Purchaser and its affiliates immediately following consummation of the Offer, shall constitute 90% of the Shares then outstanding on a fully diluted basis (giving effect to the issuance of the Option Shares). If the Purchaser owns 90% of the outstanding Shares, approval of the Merger can be obtained without the affirmative vote of any other shareholder of the Company.

     In the event that (i) Parent, the Purchaser or any other subsidiary of Parent acquires in the aggregate at least 90% of the outstanding Shares pursuant to the Offer (including as a result of the exercise of the Stock Option Agreement) and prior transactions and (ii) Parent and the Company restructure the Merger so that the Company will be merged with and into the Purchaser, the parties to the Merger Agreement will, subject to certain conditions, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer without a meeting of the shareholders of the Company, in accordance with Section 180.1104 of the WBCL.

     Conditions to the Merger. The respective obligations of Parent, the Purchaser and the Company to consummate the Merger and the transactions contemplated thereby, if the Offer shall have been consummated, are subject to the satisfaction or waiver in writing, at or before the Effective Time, of certain conditions, including: (i) to the extent required under the Company's articles of incorporation or applicable law, the shareholders of the Company shall have duly approved the transactions contemplated by the Merger Agreement;
(ii) the consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or any Governmental Entity, and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger; and (iii) the Purchaser shall have accepted for payment and paid for Shares tendered pursuant to the Offer in accordance with the terms of the Merger Agreement (however, this condition is not applicable to the obligations of Parent or the Purchaser if the Purchaser fails to accept for payment or pay for Shares tendered pursuant to the Offer in violation of the terms of the Offer).

     Representations and Warranties. The Merger Agreement contains various representations and warranties of the parties. These include representations and warranties by the Company with respect to, among other things, (i) organization, qualification and subsidiaries, (ii) articles of incorporation and by-laws,
(iii) capitalization, (iv) authority, (v) no conflict, required filings and consents, (vi) SEC reports and financial statements, (vii) information, (viii) tax matters, (ix) no litigation, (x) compliance with applicable laws, (xi) labor matters, (xii) employee benefit plans, (xiii) intellectual property, (xiv) certain events, (xv) certain approvals, (xvi) brokers, (xvii) opinion of financial advisor, (xviii) rights agreement, (xix) title to assets, (xx) buildings and equipment, (xxi) vote required, (xxii) certain agreements, (xxiii) applicability of articles of incorporation and (xiv) contracts.

     Parent and the Purchaser also have made certain representations and warranties with respect to, among other things, (i) organization and qualification, (ii) authority, (iii) no conflict, required filings and consents,
(iv) information, (v) adequate financing, (vi) brokers, (vii) the Purchaser and
(viii) share ownership.

     Directors. The Merger Agreement provides that promptly upon the payment by the Purchaser for Shares pursuant to the Offer, and from time to time thereafter, the Purchaser will be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on the Board of Directors of the Company (determined after giving effect to the directors designated by the Purchaser pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by the Purchaser or its affiliates bears to the total number of Shares then outstanding, and the Company will, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, upon request of the Purchaser, promptly take all actions necessary to cause the Purchaser's designees to be so elected, including, if necessary, promptly increasing the size of the Board of Directors of the Company or seeking the resignations of one or more existing directors, or both; provided, however, that prior to the Effective Time, the Board of Directors of the Company will always have at least two members who are neither officers, directors, shareholders or designees of the Purchaser or any of its affiliates ("Purchaser Insiders"). If the number of directors who are not Purchaser Insiders is reduced below two for any reason prior to the Effective Time, then the remaining directors who are not Purchaser Insiders (or if there is only one director who is not a Purchaser Insider, the remaining director who is not a Purchaser Insider) will be entitled to designate a person (or persons) to fill such vacancy (or vacancies) who is not an officer, director, shareholder or designee of the Purchaser or any of its affiliates and who will be a director not deemed to be a Purchaser Insider for all purposes of the Merger Agreement. At such time, the Company will, if requested by the Purchaser, also cause persons designated by the Purchaser to constitute at least the same percentage (rounded up to the next whole number) as is on the Board of Directors of the Company of each committee of the Board of Directors of the Company; provided, however, that prior to the Effective Time each committee of the Board of Directors of the Company shall have at least one member who is not a Purchaser Insider. The Company's obligation to appoint the Purchaser's designees to the Board of Directors of the Company is subject to Section 14(f) of the Exchange Act and Rule 14f-1 thereunder. The Company will promptly take all actions required pursuant to such Section and Rule in order to fulfill its obligations. From and after the election or appointment of the Purchaser's designees and prior to the Effective Time, any amendment or termination of the Merger Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or the Purchaser or waiver of any of the Company's rights under the Merger Agreement, or any other action taken by the Board of Directors of the Company in connection with the Merger Agreement, will require the concurrence of a majority of the directors of the Company then in office who are not Purchaser Insiders.

     Indemnification and Insurance. The Merger Agreement provides as follows:

          (a) The Purchaser and Parent agree that for a period of six years from the Acceptance Date, the Purchaser will maintain all rights to indemnification now existing in favor of the current or former directors, officers, employees, fiduciaries and agents of the Company as provided in the Company's articles of incorporation and by-laws or otherwise in effect under any agreement on the date of the Merger Agreement. In addition, the Purchaser and Parent agree that the articles of incorporation and by-laws of the Surviving Corporation shall contain the provisions with respect to indemnification set forth in the Company's articles of incorporation and by-laws on the date of the Merger Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years after the Acceptance Date in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Effective Time were directors or officers of the Company in respect of actions or omissions occurring at or prior to the Effective Time (including without limitation, the transactions contemplated by the Merger Agreement), unless such modification is required by law. Notwithstanding the six-year period specified in the foregoing sentences, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

          (b) The Surviving Corporation will at all times exercise the powers granted to it by its articles of incorporation, its by-laws, and by applicable law to indemnify and hold harmless to the fullest extent possible present or former directors, officers, employees, fiduciaries and agents of the Company against any threatened or actual claim, action, suit, proceeding or investigation made against them arising from their service in such capacities (or service in such capacities for another enterprise at the request of the Company) prior to, and including the Acceptance Date, including, without limitation, with respect to matters relating to the Merger Agreement.

          (c) In addition to the foregoing, Parent agrees that the Company and, from and after the Acceptance Date, the Surviving Corporation shall cause to be maintained in effect for not less than six years from the Acceptance Date, the current policies of the directors' and officers' liability insurance maintained by the Company with respect to matters occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by the Merger Agreement); provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous and provided that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring prior to the Effective Time; and provided, further, that the Surviving Corporation will not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date of the Merger Agreement and if the Surviving Corporation is unable to obtain the insurance required by this paragraph it will obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     Covenants. The Merger Agreement contains various covenants of the parties thereto, including covenants as to, among other things, the conduct of the business of the Company, as described in further detail below, during the period from the date of the Merger Agreement to the Closing Date or termination of the Merger Agreement.

     Conduct of Business of the Company. Except as required by the Merger Agreement or with the prior written consent of Parent, during the period from the date of the Merger Agreement to the Effective Time, the Company will and will cause each of its subsidiaries to conduct its operations only in the ordinary course of business consistent with past practice and will use its commercially reasonable efforts and will cause each of its subsidiaries to use its commercially reasonable efforts, to preserve intact the business organization of the Company and each of its subsidiaries, to use, operate, maintain and repair all of its assets and properties in a normal business manner consistent with past practice, to keep available the services of its and their present officers and key employees and to preserve the goodwill of those having business relationships with the Company and to conduct business with suppliers, customers, creditors and others having business relationships with the Company in the best interests of the Company. Without limiting the generality of the foregoing, and except as otherwise required or contemplated by the Merger Agreement or the Stock Option Agreement, the Company will not, and will not permit any of its subsidiaries to, prior to the Effective Time, without the prior written consent of Parent: (a) adopt any amendment to its charter or by-laws or comparable organizational documents; (b) issue, reissue or sell or authorize the issuance, reissuance or sale of additional shares of capital stock of any class, or shares convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible shares or capital stock, other than the issuance of Shares pursuant to Options outstanding on the date of the Merger Agreement or pursuant to the Stock Option Agreement; (c) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any subsidiary which is wholly-owned by the Company; (d) split, combine, subdivide, reclassify or directly or indirectly redeem, purchase or otherwise acquire, recapitalize or reclassify, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock or any of its other shares or liquidate in whole or in part;
(e) except for (i) increases in salary, wages and benefits of non-executive officers or employees of the Company or its subsidiaries in the ordinary course of business consistent with past practice, (ii) increases in salary, wages and benefits granted to officers and employees of the Company or its subsidiaries in conjunction with new hires in the ordinary course of business consistent with past practice or (iii) increases in salary, wages and benefits to employees of the Company or its subsidiaries pursuant to collective bargaining agreements entered into in the ordinary course of business consistent with past practice,
(A) increase the
compensation or fringe benefits payable or to become payable to its directors, officers or key employees (whether from the Company or any of its subsidiaries),
(B) pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units), (C) grant any severance or termination pay to (except pursuant to existing agreements, plans or policies and as required by such agreements, plans or policies) any director, officer or other key employee of the Company or any of its subsidiaries, (D) enter into or modify any employment or severance agreement with any director, officer or other key employee of the Company or any of its subsidiaries or (E) establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock or company benefit plans for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable law or regulation; (f)
(i) sell, lease, transfer or assign any of its assets, tangible or intangible, other than for a fair consideration in the ordinary course of business and other than the disposition of obsolete or unusable property, (ii) enter into any contract (other than purchase and sales orders in the ordinary course of business in accordance with past practice) involving more than $25,000 without the consent of Parent (which consent shall not be unreasonably withheld), (iii) accelerate, terminate, modify in any material respect, or cancel any contract (other than purchase and sales orders and other than in the ordinary course of business in accordance with past practice) involving more than $25,000 to which the Company is a party or by which it is bound without the consent of Parent (which consent shall not be unreasonably withheld), (iv) make any capital expenditure (or series of related capital expenditures) involving either more than $25,000 (unless such expenditure is identified in the current business plan of the Company as disclosed to Parent) or outside the ordinary course of business, (v) delay or postpone the payment of accounts payable and other liabilities outside the ordinary course of business, (vi) cancel, compromise, waive or release any right or claim (or series of related rights and claims) not covered by the reserves or accruals relating to such claim in the Company's December 31, 1997 consolidated balance sheet either involving more than $25,000 or outside the ordinary course of business without the consent of Parent (which consent shall not be unreasonably withheld), (vii) grant any license or sublicense of any rights under or with respect to any intellectual property other than in the ordinary course of business or (viii) enter into any contract or agreement with any affiliate of the Company, except for transactions in the ordinary course of business upon commercially reasonable terms; (g) (i) incur, assume or prepay any long-term debt or incur or assume any short-term debt, except that the Company and its subsidiaries may incur, assume or prepay debt in the ordinary course of business consistent with past practice under existing lines of credit, (ii) pay, discharge, settle or satisfy any other claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person or (iv) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business consistent with past practice and except for loans, advances, capital contributions or investments between any subsidiary wholly-owned by the Company and the Company or another subsidiary wholly-owned by the Company; or
(h) agree in writing or otherwise to take any of the foregoing actions.

     No Solicitation. Pursuant to the Merger Agreement, the Company covenanted and agreed with Parent and the Purchaser that neither the Company nor any of its subsidiaries has any agreement, arrangement or understanding with any potential acquiror that, directly or indirectly, would be violated, or require any payments, by reason of the execution, delivery and/or consummation of the Merger Agreement and the Stock Option Agreement. The Company will, will cause its subsidiaries to, and will use its commercially reasonable efforts to cause the officers, directors, employees, investment bankers, attorneys and other agents and representatives of the Company and its subsidiaries to, immediately cease any existing activities, information exchanges, discussions or negotiations with any person (including a "person" as defined in Section 13(d)(3) of the Exchange
Act) other than Parent or the Purchaser (a "Third Party") heretofore conducted with respect to any Acquisition Transaction (as defined below). The Company shall not, shall cause its subsidiaries not to, and shall use its commercially reasonable efforts to cause the officers, directors, employees, investment bankers, attorneys and other agents and representatives of the Company and its subsidiaries not to, directly or indirectly, (x) solicit, initiate, continue, facilitate or encourage (including by way of furnishing or disclosing non-public information) any inquiries, proposals or offers from any Third Party with respect to, or that could reasonably be expected to lead to, any acquisition or purchase of all or any significant portion of the assets or business of, or any significant equity interest in (including by way of a tender offer), or any merger, consolidation or business combination with, or any similar transaction involving, the Company or any of its subsidiaries (the foregoing being referred to collectively as an "Acquisition Transaction"), or (y) negotiate or otherwise communicate in any way with any Third Party with respect to any Acquisition Transaction or enter into, approve or recommend any agreement, arrangement or understanding requiring the Company to abandon, terminate or fail to consummate the Offer and/or the Merger or any other transaction contemplated thereby or by the Stock Option Agreement. Notwithstanding anything to the contrary in the foregoing, the Company may in response to an unsolicited written proposal with respect to an Acquisition Transaction involving the acquisition of all of the Shares (or all or substantially all of the assets of the Company and its subsidiaries) from a Third Party, furnish or disclose non-public information to such Third Party and negotiate or otherwise communicate with such Third Party, in each case only if
(A) the Board of Directors of the Company (after consultation with its outside legal counsel and independent financial advisors) determines in good faith that such proposal would reasonably be likely to be more favorable to the Company and its shareholders than the transactions contemplated by the Merger Agreement (the proposal with respect to an Acquisition Transaction meeting the requirements of clause (A), a "Superior Proposal"), (B) prior to furnishing or disclosing any non-public information to, or entering into discussions or negotiations with, such Third Party, the Company receives from such Third Party a customary confidentiality agreement similar in all material respects to the confidentiality agreement between Parent and the Company, and (C) the Company advises Parent of all such non-public information delivered to such Third Party prior to such delivery; provided, however, that the Company shall not enter into a definitive agreement with respect to a Superior Proposal unless the Company first complies with the immediately following paragraph, including the last sentence thereof, and then unless the Company concurrently terminates the Merger Agreement in accordance with the terms thereof.

     The Merger Agreement provides that the Company will promptly (but in any event within one business day of the Company becoming aware of same) advise Parent of the receipt by the Company, any of its subsidiaries or any of the Company's investment bankers, attorneys or other agents or representatives of any inquires or proposals relating to an Acquisition Transaction and any actions taken pursuant to the immediately preceding paragraph. The Company shall promptly (but in any event within one business day of the Company becoming aware of same) provide Parent with a copy of any such inquiry or proposal in writing and a written statement with respect to any such inquiries or proposals not in writing, which statement shall include the identity of the parties making such inquiries or proposal and the material terms thereof and will update Parent on an ongoing basis, or upon Parent's reasonable request, of the status thereof; provided, however, that the Company shall not be obligated to provide a copy of, or a written statement with respect to, any such inquiry if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that not providing such copy or written statement is necessary to allow the Board of Directors of the Company to fulfill its fiduciary duties to the shareholders of the Company under applicable law. For the avoidance of doubt, the Company has agreed that it will not terminate the Merger Agreement and enter into any agreement with respect to an Acquisition Transaction unless and until Parent has been given the opportunity at least two business days prior to the entering into of such agreement to match the terms of such agreement.

     Termination. The Merger Agreement may be terminated and the Merger contemplated thereby may be abandoned at any time prior to the Effective Time, whether or not approval thereof by the shareholders of the Company has been obtained:

          (a) by the mutual written consent of Parent, the Purchaser and the Company prior to the date on which Parent's designees constitute a majority of the Board of Directors of the Company; or

          (b) by the Company if the Company is not in material breach of any of its representations, warranties, covenants or arrangements contained in the Merger Agreement and the Stock Option Agreement and if (i) the Purchaser fails to commence the Offer as provided in the Merger Agreement, (ii) the Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof on or before August 31, 1998 or (iii) the Purchaser fails to purchase validly tendered Shares in violation of the terms of the Offer or the Merger Agreement; or

          (c) by Parent or the Company if the Offer expires or is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that Parent may terminate the Merger Agreement upon the termination or withdrawal of the Offer if Parent's or the Purchaser's termination or withdrawal of the Offer is not in violation of the terms of the Merger Agreement or the Offer; or

          (d) by Parent or the Company if any court or other governmental entity shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, injunction, ruling or other action is final and nonappealable; or

          (e) by the Company if, prior to the purchase of Shares pursuant to the Offer in accordance with the terms of the Merger Agreement, (i) there occurs, on the part of Parent or the Purchaser, a material breach of any representation, warranty, covenant or agreement contained in the Merger Agreement which is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to the party committing the breach, except in any case, such failures which are not reasonably likely to affect adversely Parent's or the Purchaser's ability to complete the Offer or the Merger or (ii) the Company enters into a definitive agreement with respect to a Superior Proposal as permitted under the Merger Agreement and after complying with the provisions of the Merger Agreement and making the payments described under "Fees and Expenses" below; or

          (f) by Parent if, prior to the purchase of Shares pursuant to the Offer in accordance with the terms of the Merger Agreement, (i) there shall have occurred, on the part of the Company, a breach of any representation, warranty, covenant or agreement contained in the Merger Agreement which individually, or in the aggregate, if not cured would be reasonably likely to have a Material Adverse Effect on the Company and which is not curable or, if curable, is not cured within the later of (x) 30 days after written notice of such breach is given by Parent to the Company and (y) the satisfaction of all conditions to the Offer not related to such breach or
     (ii) the Board of Directors of the Company or committee thereof shall have withdrawn or modified (or shall have resolved to withdraw or modify), in a manner adverse to Parent, its approval or recommendation of the Merger Agreement or any of the transactions contemplated thereby and the Board of Directors of the Company and such committee shall not have fully reinstated such approval or recommendations within three business days after a request by Parent to so reinstate or shall have recommended (or resolved to recommend) an Acquisition Transaction (other than the Offer and Merger) to the shareholders of the Company; or

          (g) by Parent if it is not in material breach of its obligation hereunder or under the Offer and no Shares have been purchased pursuant to the Offer on or before August 31, 1998.

     Fees and Expenses. The Merger Agreement provides that, except as described below, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, the Merger Agreement, the Stock Option Agreement and the transactions contemplated by the Merger Agreement and the Stock Option Agreement will be paid by the party incurring such expenses.

     Pursuant to the terms of the Merger Agreement, (i) in the event the Merger Agreement is terminated pursuant to subsection (e)(ii) under "Termination" above or (ii) in the event that (x) any person shall have publicly disclosed a proposal regarding an Acquisition Transaction and (y) following such disclosure, either (a) August 31, 1998 occurs without the shareholder approval of the Merger being obtained (other than as a result of a material breach of the Merger Agreement by Parent or the Purchaser that has not been cured within the time period set forth in the Merger Agreement) or (b) the Company breaches (prior to the time that the designees of the Purchaser constitute a majority of the Board of Directors of the Company) any of its material obligations under the Merger Agreement and does not cure such breach within the time period set forth in the Merger Agreement or (c) the Merger Agreement is terminated pursuant to subsection (f)(ii) under "Termination" above and (z) not later than twelve months after any such termination the Company shall have entered into a definitive agreement for an Acquisition Transaction, or an Acquisition Transaction shall have been consummated, then the Company shall pay to an account designated by Parent a termination fee, in immediately available funds, of $1,000,000 (the "Termination Fee") and shall reimburse Parent for all out-of-pocket fees and expenses (but in no event greater than $350,000) reasonably incurred by Parent and the Purchaser in connection with the Merger Agreement, the Offer and the Merger. The Termination Fee and any reimbursement of expenses shall be paid prior to, and shall be a condition to the effectiveness of, any termination of the Merger Agreement referred to in clause
(i) above or on the next business day after the earlier of such Acquisition Transaction being consummated or a definitive agreement for such Acquisition Transaction being entered into if such fee and expenses are payable as a result of clause (ii) above.

     Employee Benefit Arrangements. The Merger Agreement provides that:

          (a) Following the Effective Time and through December 31, 1999, the Purchaser will provide employee benefit plans and programs for the benefit of employees of the Company and its subsidiaries (excluding plans or programs which provide for issuance of Shares or options on Shares) that are of reasonably equivalent value to such employees as compared with the Company Benefit Plans (as defined in the Merger Agreement), subject to applicable governmental rules and regulations. All service credited to each employee by the Company or any of its subsidiaries through the Effective Time shall be recognized by the Purchaser for purposes of eligibility and vesting (but not benefit accrual) under any employee benefit plan provided by the Purchaser for the benefit of the employees.

          (b) Parent will cause the Surviving Corporation to honor (without modification) and assume all written employment agreements with individual employees, severance agreements with individual employees and other comparable agreements with individual employees of the Company or any of its subsidiaries, all as in effect on the date of the Merger Agreement.

          (c) The Purchaser will maintain in effect the Company severance plan/program (as specified in the employee handbook) for a period of two years immediately following the Effective Time and the Company severance plan/program will not be terminated or adversely amended during such two-year period.

          (d) The Company will cause the interest of each of the employees of the Company and its subsidiaries as of the Acceptance Date in the Hein-Werner Retirement and Savings Plan and Trust to be fully vested and nonforfeitable as of the Acceptance Date.

          (e) For a period of 18 months following the Effective Time, Parent shall cause the Surviving Corporation to continue to provide medical insurance, at COBRA premium rates, to O. Friend, a current director of the Company.

STOCK OPTION AGREEMENT

     The following is a summary of certain provisions of the Stock Option Agreement. This summary is not a complete description of the terms and conditions of the Stock Option Agreement and is qualified in its entirety by reference to the full text of Stock Option Agreement, which is incorporated herein by reference and a copy of which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Stock Option Agreement may be examined and copies may be obtained at the place and in the manner set forth in Section 9 of this Offer to Purchase.

     Purchase of Shares. On the terms and subject to the conditions set forth in the Stock Option Agreement, the Company agreed to issue and sell to Parent that number of newly issued Shares (the "Option Shares") equal to the number of Shares that, when added to the number of Shares owned by the Purchaser and its affiliates immediately following the consummation of the Offer, constitutes 90% of the outstanding Shares on a fully-diluted basis (giving effect to the issuance of the Option Shares), at a per share purchase price equal to the Offer Price. The closing of such sale of Shares shall occur at any one time after the acceptance for payment by Purchaser of the Shares constituting at least 66 2/3% but less than 90% of the Shares then outstanding on a fully diluted basis but prior to the earliest to occur of (x) the Effective Time and (y) the termination of the Merger Agreement in accordance with the terms thereof.

     Conditions to Closing. The obligation of the Company to deliver the Option Shares upon the Purchaser's exercise of its option is subject to the following conditions: (a) all waiting periods under the HSR Act applicable to the issuance and delivery of the Option Shares pursuant to the Stock Option Agreement shall have expired or been terminated and (b) there shall be no preliminary or permanent injunction or other final, nonappealable judgment by any court of competent jurisdiction restricting, preventing or prohibiting the issuance and delivery of the Option Shares.

     Covenants of the Company. Pursuant to the Stock Option Agreement, the Company covenants and agrees to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated thereunder, including, without limitation, using all reasonable efforts to obtain all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities.

     Certain Representations and Warranties. In connection with the Stock Option Agreement, the Company made certain customary representations and warranties to Parent and the Purchaser, including with respect to (i) authorization, reservation and validity of the issuance of the Option Shares pursuant to such agreement and the absence of encumbrances on and in respect of such Shares and
(ii) the Company's due organization, valid existence and requisite corporate powers. In connection with the Stock Option Agreement, Parent and the Purchaser made certain customary representations and warranties to the Company, including with respect to (i) authority to enter into and perform their obligations under the Stock Option Agreement, (ii) due organization, valid existence and requisite corporate powers and (iii) the investment intent of Parent and the Purchaser.

     Termination. The Stock Option Agreement terminates automatically at the earlier of (x) the Effective Time and (y) the termination of the Merger Agreement in accordance with the terms and conditions thereof.

EMPLOYMENT AND CONSULTING AGREEMENT

     The following is a summary of certain provisions of the Employment and Consulting Agreement, dated as of April 27, 1998 (the "Employment and Consulting Agreement"), by and among Parent, the Company and Joseph L. Dindorf, President and Chief Executive Officer of the Company. This summary is qualified in its entirety by reference to the Employment and Consulting Agreement, which is incorporated herein by reference and which has been filed with the Commission as an exhibit to the Schedule 14D-1. The Employment and Consulting Agreement may be examined and copies may be obtained at the place and in the manner set forth in
Section 9 of this Offer to Purchase.

     Parent requested, as an inducement for Parent and the Purchaser to enter into the Merger Agreement, that Joseph L. Dindorf, President and Chief Executive Officer of the Company, enter into an Employment and Consulting Agreement (the "Employment and Consulting Agreement") with Parent and the Company. Such agreement, which was entered into on April 27, 1998, provides for Mr. Dindorf's employment by the Company from the Acceptance Date until December 31, 1998 and for Mr. Dindorf to serve as a consultant thereafter until December 31, 2000. Mr. Dindorf is entitled to a base salary of $25,000 per month through December 31, 1998 and consulting fees at the annual rate of $250,000 for the year 1999 and at the annual rate of $200,000 for the year 2000. Mr. Dindorf is also entitled to certain fringe benefits. If there is a termination of Mr. Dindorf's services under the Employment and Consulting Agreement by Mr. Dindorf for good reason or by Parent other than by reason of (i) death, (ii) disability or (iii) for cause (as such terms are defined in the Employment and Consulting Agreement), Mr. Dindorf will be entitled to a severance payment equal to the aggregate of all unpaid amounts he would have been entitled to receive under the Employment and Consulting Agreement as if he had continued in the employ of the Company and/or had continued to provide consulting services to the Company for the remainder of the employment and/or consulting terms, and he will continue to be entitled to receive the insurance coverage provided to him and his dependents prior to his termination for a certain period.

12. PURPOSE OF THE OFFER AND THE MERGER; PLANS FOR THE COMPANY; OTHER MATTERS.

     The purpose of the Offer, the Merger, the Merger Agreement and the Stock Option Agreement is for Parent to acquire control of, and the entire equity interest in, the Company. Upon consummation of the

Merger, the Company will become an indirect wholly-owned subsidiary of Parent. The Offer is intended to increase the likelihood that the Merger will be effected.

  Plans for the Company

     Parent is conducting a detailed review of the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer. Such changes could include changes in the Company's business, corporate structure, charter, bylaws, capitalization, Board of Directors, management or dividend policy, although, except as noted in this Offer to Purchase, Parent has no current plans with respect to any of such matters.

     Except as described in this Offer to Purchase, neither Parent nor the Purchaser has any present plans or proposals that would result in an extraordinary corporate transaction, such as a merger, reorganization, liquidation, relocation of operations, or sale or transfer of assets, involving the Company or any material changes in the Company's corporate structure, business or composition of its management or personnel.

  Other Matters

     Shareholder Approval. Under the WBCL and the Company's Articles of Incorporation, the approval of the Board of Directors of the Company and the affirmative vote of the holders of 66 2/3% of the voting power of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. See Section 15.

     The Company's Board of Directors has unanimously approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby. Unless the Merger is consummated pursuant to the short-form merger provisions under the WBCL described below (in which case no further corporate action by the shareholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of 66 2/3% of the voting power of the outstanding Shares, subject to Section 180.1150 of the WBCL. See Section 15.

     Pursuant to the Merger Agreement, the Company has agreed to take all action necessary under the WBCL and its Articles of Incorporation and By-laws to convene a meeting of its shareholders promptly following consummation of the Offer to consider and vote on the Merger. If the Purchaser owns at least 90% of the outstanding Shares, approval of the Merger can be obtained without the affirmative vote of any other shareholder of the Company. If the Purchaser owns at least 66 2/3% but less than 90% of the outstanding Shares, pursuant to the Stock Option Agreement, the Purchaser may exercise an option to purchase from the Company at the Offer Price newly issued Shares in an amount equal to the number of Shares that, when added to the number of Shares owned by the Purchaser and its affiliates immediately following consummation of the Offer, shall constitute 90% of the Shares then outstanding on a fully diluted basis (giving effect to the issuance of such Shares). See Section 11.

     Short Form Merger. Pursuant to the Merger Agreement, upon the mutual agreement of Parent and the Company, the Merger may be structured so that the Company will be merged with and into the Purchaser, with the Purchaser continuing as the Surviving Corporation. If the Merger is so structured, under
Section 180.1104 of the WBCL, and the Purchaser owns at least 90% of the outstanding Shares, the Purchaser will be able to approve the Merger without a vote of the Company's shareholders. In such event, the Purchaser anticipates that it will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition without a meeting of the Company's shareholders.

     Dissenters' Rights. While no dissenters' rights are available in connection with the Offer, Sections 180.1301 through 180.1331 of the WBCL may provide dissenters' rights to holders of the Shares, subject to the procedures described therein, to object to the Merger and demand payment of the "fair value" of their Shares in cash in connection with the consummation of the Merger. Dissenters' rights are available if the Merger is a "business combination" (as defined in Section 180.1130(3) of the WBCL), or if the Shares are not registered on a national securities exchange or quoted on the National Association of Securities Dealers, Inc. automated quotations system on the record date for notice of the shareholders' meeting held to vote on the Merger. The Merger will not be a "business combination" if it is consummated as a Short-Form Merger or, if at the time of the Merger, the Company does not have a class of equity securities held of record by 500 or more persons or there are less than 100 Wisconsin residents who are shareholders of record with unlimited voting rights. If the Merger is not a "business combination" and dissenters' rights are available because the Shares are not registered on an exchange or quoted on Nasdaq, the "fair value" of the Shares will be determined as of the time immediately prior to the Merger and will exclude, if equitable, any appreciation or depreciation in the value of the Shares in anticipation of the Merger. If the Merger is a "business combination" and dissenters' rights are available, the "fair value" of the Shares will be determined pursuant to Section 180.1130(9)(a) of the WBCL with reference to the public market price of the Shares if available, or otherwise as determined in good faith by the Company's Board of Directors. The "fair value", as so determined, could be more or less than the value per Share to be paid pursuant to the Offer and the Merger.

     The foregoing summary of the rights of dissenting shareholders does not purport to be a complete statement of the procedures to be followed by shareholders desiring to exercise their dissenters' rights in connection with the Merger. The preservation and exercise of dissenters' rights are conditioned on strict adherence to the applicable provisions of the WBCL.

     Rule 13e-3. The Merger would have to comply with any applicable federal law operative at the time. Rule 13e-3 under the Exchange Act is applicable to certain "going private" transactions. The Purchaser does not believe that Rule 13e-3 will be applicable to the Merger. Rule 13e-3 requires, among other things, that certain financial information concerning the Company, and certain information relating to the fairness of the proposed transaction and the consideration offered to minority shareholders in such a transaction, be filed with the Commission and disclosed to minority shareholders prior to consummation of the transaction.

13. DIVIDENDS AND DISTRIBUTIONS.

     As described above, the Merger Agreement provides that, prior to the purchase of Shares by Purchaser pursuant to the Offer, without the prior written consent of Parent, the Company will not (i) issue, reissue or sell or authorize the issuance, reissuance or sale of additional shares of capital stock of any class, or shares convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible shares or capital stock, other than the issuance of Shares pursuant to Options outstanding on the date of the Merger Agreement or pursuant to the Stock Option Agreement; (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of any class or series of its capital stock other than between any of the Company and any Subsidiary which is wholly-owned by the Company; or (iii) split, combine, subdivide, reclassify or directly or indirectly redeem, purchase or otherwise acquire, recapitalize or reclassify, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock, or any of its other shares or liquidate in whole or in part.

14. CONDITIONS OF THE OFFER.

     Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or pay for any tendered Shares if (i) any applicable waiting period under the HSR Act has not expired or terminated or
(ii) the Minimum Condition has not been satisfied, and the Purchaser may, subject to the terms of the Merger Agreement, amend the Offer or postpone the acceptance for payment of tendered Shares if at any time on or after the date of the Merger Agreement and on or before the Expiration Date, any of the following events shall occur:

          (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity against the Purchaser, Parent or the Company (i) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of Parent's subsidiaries or affiliates) of any or a material portion of their or the Company's businesses or assets, or to compel Parent or the Purchaser or Parent's subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and Parent's subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger, or the performance of any of the other transactions contemplated by the Merger Agreement or the Stock Option Agreement, or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase, some or all of the Shares pursuant to the Offer, the Merger or the Stock Option Agreement, or (iv) seeking to impose material limitations on the ability of the Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders; or

          (b) any Law is enacted, entered, enforced, promulgated or deemed applicable to the Offer or the Merger or the transactions contemplated by the Stock Option Agreement, or any other action is taken by any Governmental Entity, other than the application to the Offer, the Merger or the transactions contemplated by the Stock Option Agreement of applicable waiting periods under the HSR Act, that results, directly or indirectly, in any of the consequences referred to in clauses (i) through (iv) of paragraph (a) above; or

          (c) (i) the Board of Directors of the Company or any committee thereof withdraws or modifies in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger, the Merger Agreement or the Stock Option Agreement or approves or recommends any Acquisition Transaction, or (ii) the Company enters into any agreement to consummate any Acquisition Transaction; or

          (d) any of the representations and warranties of the Company set forth in the Merger Agreement that are qualified as to Material Adverse Effect are not true and correct, or any such representations and warranties that are not so qualified are not true and correct in any respect (when taken together with all other failures of such representations and warranties to be true and correct) that would have a Material Adverse Effect on the Company, in each case at the date of the Merger Agreement or at the scheduled expiration of the Offer (as though made as of such date, except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date); or

          (e) the Merger Agreement shall have been terminated in accordance with its terms; or

          (f) the Company shall have failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement or the Stock Option Agreement other than any failure which would not have, either individually or in the aggregate, a Material Adverse Effect on the Company; or

          (g) any person acquires beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act) of at least 20% of the outstanding Shares (other than any person not required to file a Schedule 13D under the rules promulgated under the Exchange Act or other than pursuant to the Stock Option Agreement); or

          (h) there shall have occurred, and continued to exist, (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange or the American Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other national or international calamity directly involving the United States (other than an action involving solely United Nations' personnel or support of United Nations' personnel), or (iv) in the case of any of the events described in the foregoing clauses (i) through (iii) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

     The foregoing conditions are for the sole benefit of Parent and the Purchaser and may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to any such condition (including any action or inaction by Parent or the Purchaser not in violation of the Merger Agreement) and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in their sole discretion.

The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

15. CERTAIN LEGAL MATTERS.

     Except as described in this Section 15, based on information provided by the Company, none of the Company, the Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required or desirable for the acquisition and ownership of the Shares by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under "State Takeover Laws." While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 14 for certain conditions to the Offer, including conditions with respect to governmental actions.

     (a) State Takeover Laws.

     A number of states within the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, shareholders, executive offices or places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining shareholders, provided that such laws were applicable only under certain conditions.

     Section 180.1140 through 180.1144 of the WBCL (the "Wisconsin Business Combination Law") prohibit certain business combinations between a resident domestic corporation (such as the Company) and an "interested stockholder" (defined generally as any person who beneficially owns, directly or indirectly, 10% of the outstanding voting stock of a domestic corporation or who is an affiliate or associate of the corporation and beneficially owned 10% of the voting stock within the last three years) for a period of three years after the date on which the person became an interested stockholder unless, among other exceptions, the acquisition of the shares or the business combination has been approved by the board of directors of the resident domestic corporation prior to the date on which the interested stockholder became an interested stockholder. Although the acquisition of the Shares pursuant to the Merger after the purchase of Shares in the Offer would involve a business combination between a resident domestic corporation and an interested stockholder, the Company's execution of the Merger Agreement, which provides for the Offer and the Merger, was unanimously approved by the Board of Directors of the Company prior to the date on which the Purchaser will become an interested stockholder. Accordingly, the Wisconsin Business Combination Law is inapplicable to the Offer and the Merger.

     Section 180.1150 of the WBCL contains "Control Share" provisions limiting, under certain circumstances, the voting power of a shareholder that holds in excess of 20% of the voting power of certain corporations. As a result, Shares held by the Purchaser that constitute in excess of 20% of the voting power in the election of directors of the Company will be limited to 10% of the full voting power of such Shares. However, pursuant to the Stock Option Agreement, if the Purchaser owns at least 66 2/3% but less than 90% of the outstanding Shares, the Purchaser may exercise an option to purchase from the Company at the Offer Price newly issued Shares in an amount equal to the number of Shares that, when added to the number of Shares owned by the Purchaser and its affiliates immediately following consummation of the Offer, shall constitute 90% of the Shares then outstanding on a fully diluted basis (giving effect to the issuance of such Shares). If the Purchaser owns at least 90% of the outstanding Shares, approval of the Merger can be obtained without the affirmative vote of any other shareholder of the Company.

     Section 180.1130 through 180.1134 of the WBCL (the "Wisconsin Fair Price Law") generally provide, with certain exceptions, that "business combinations" involving an "issuing public corporation" (a Wisconsin corporation like the Company which has a class of equity securities held of record by more than 500 persons and at least 100 shareholders of record who are residents of Wisconsin) and a "significant shareholder" (defined generally as any person that is the beneficial owner, either directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the issuing public corporation) be approved by the affirmative vote of at least 80% of the voting power of the issuing public corporation's stock and at least 66 2/3% of the voting power of the corporation's stock not beneficially owned by the significant shareholder, in each case voting together as a group, unless certain "fair price" conditions set out in Section 180.1132 of the WBCL are satisfied. The amount to be paid for each Share in both the Offer and pursuant to the Merger satisfies each of the conditions of Section 180.1132 of the WBCL. Accordingly, the restrictions contained in the Wisconsin Fair Price Law are not applicable to the Offer and the Merger. In addition, if the Merger is consummated as a short form merger, the Merger will not be a "business combination" under, and will not be subject to the provisions of, the Wisconsin Fair Price Law.

     Based on information supplied by the Company's representations in the Merger Agreement, the Purchaser does not believe that any other state takeover statutes apply to the Offer or the Merger. See Section 12. Neither the Purchaser nor Parent has currently complied with any such state takeover statute or regulation. The Purchaser reserves the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state takeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, the Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer or the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered pursuant to the Offer. See Section 14.

     (b) Antitrust. The Offer and the Merger are subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied.

     Parent and the Company expect to file their Notification and Report Forms with respect to the Offer under the HSR Act on or about May 8, 1998. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the 15th day after the date Parent's form is filed unless early termination of the waiting period is granted. However, the Antitrust Division or the FTC may extend the waiting period by requesting additional information or documentary material from Parent or the Company. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by Parent with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Parent. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the Antitrust Division or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. The Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied. See Section 14.

     As discussed below, the HSR Act requirements with respect to the Merger will not apply if certain conditions are met. In particular, the Merger may not be consummated until 30 calendar days after receipt by the Antitrust Division and the FTC of the Notification and Report Forms of both Parent and the Company unless the Purchaser acquires 50% or more of the outstanding Shares pursuant to the Offer (which would be the case if the Minimum Condition were satisfied) or the 30-day period is earlier terminated by the Antitrust Division and the FTC. Within such 30-day period, the Antitrust Division or the FTC may request additional information or documentary materials from Parent and/or the Company. The Merger may not be consummated until 20 days after such requests are substantially complied with by both Parent and the Company. Thereafter, the waiting periods may be extended only by court order or with the consent of Parent and the Company.

     The FTC and the Antitrust Division periodically review the legality under the antitrust laws of transactions such as the Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after the Purchaser's acquisition of Shares, the Antitrust Division or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise or seeking divestiture of Shares acquired by the Purchaser or divestiture of substantial assets of Parent or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the antitrust laws under certain circumstances. Based upon an examination of publicly available information relating to the businesses in which Parent and the Company are engaged, Parent and the Purchaser believe that the acquisition of Shares by the Purchaser will not violate the antitrust laws. Nevertheless, there can be no assurance that a challenge to the Offer or other acquisition of Shares by the Purchaser on antitrust grounds will not be made or, if such a challenge is made, of the result. See Section 14 for certain conditions to the Offer, including conditions with respect to litigation and certain governmental actions.

     German AARC. According to the German Act Against Restraints of Competition (the "AARC"), the acquisition of Shares by Purchaser pursuant to the Offer may be subject to German pre-merger control. Notice of a transaction subject to German pre-merger control must be provided before consummation to the German Federal Cartel Office (the "FCO"), and may not be effected until antitrust review has been completed and no objections raised. During a statutory one-month period following the filing, the FCO must either come to a final decision as to the compatibility of the transaction with the German market, or inform the parties in writing that it has initiated an in-depth review of the transaction. In most instances to date, the FCO has completed antitrust review and given clearance to the respective transactions before the end of the one-month period. However, there can be no assurance that the review of the purchase of Shares pursuant to the Offer will also be completed within one month following the filing.

     If the FCO is not in a position to come to a final decision within the one-month period, it will have to inform the parties before the end of such period in writing that it has initiated an in-depth review of the transaction. Should the FCO fail to give such information to the parties before the end of the one-month period, the transaction is treated as if it had been given clearance. Provided that the FCO has informed the parties about the initiation of the in-depth review within such period, a review period of four months in total (beginning with the original filing) becomes applicable to the transaction. In most instances to date, where a four-month review period became applicable to a transaction, the FCO has completed antitrust review and given clearance to the respective transaction before the end of such period. There can be no assurance, however, that if the four-month period becomes applicable to the purchase of Shares pursuant to the Offer, antitrust review by the FCO will be completed before the end of such period.

     In the course of its reviews, the FCO will examine whether the proposed acquisition of Shares by the Purchaser pursuant to the Offer would create a dominant market position or strengthen an already-existing dominant position in Germany. If the FCO makes such a finding, it will act to prohibit the transaction. Based upon an examination of information available to Parent relating to the businesses in which Parent, the

Company and their respective subsidiaries are engaged. Parent and the Purchaser believe that there is no ground for such a finding. Nevertheless, there can be no assurance that the FCO will not take a different point of view.

     Other Foreign Laws. According to publicly available information, the Company also owns property and conducts business in a number of other countries and jurisdictions, including the United Kingdom, Italy and France. In connection with the acquisition of the Shares pursuant to the Offer, the laws of certain foreign countries and jurisdictions may require the filing of information with, or the obtaining of the approval of, governmental authorities in such countries and jurisdictions. In addition, the waiting period prior to consummation of the Offer associated with such filings or approvals may extend beyond the scheduled Expiration Date.

     The governments in such countries and jurisdictions might attempt to impose additional conditions on the Company's operations conducted in such countries and jurisdictions as a result of the acquisition of the Shares pursuant to the Offer or the Merger. There can be no assurance that the Purchaser will be able to cause the Company or its subsidiaries to satisfy or comply with such laws or that compliance or noncompliance will not have adverse consequences for the Company or any subsidiary after purchase of the Shares pursuant to the Offer or the Merger.

     (c) Federal Reserve Board Regulations. Regulations U and X (the "Margin Regulations") of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral. All financing for the Offer will be in full compliance with the Margin Regulations.

16. FEES AND EXPENSES.

     The Purchaser has retained Morrow & Co., Inc. to act as the Information Agent and Firstar Trust Company to act as the Depositary in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. The Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities and expenses in connection with their services, including certain liabilities under the federal securities laws.

     The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Information Agent) for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

17. MISCELLANEOUS.

     The Offer is being made to all holders of Shares other than the Company. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     No person has been authorized to give any information or to make any representation on behalf of Parent or the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

     The Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer. The Schedule 14D-1 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the manner set forth in Section 8 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

                                          SNAP-ON PACE COMPANY

May 4, 1998

                                   SCHEDULE I

                        DIRECTORS AND EXECUTIVE OFFICERS
                          OF PARENT AND THE PURCHASER

     I. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. The following table sets forth the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o Snap-on Incorporated, 10801 Corporate Drive, Kenosha, Wisconsin 53141-1430. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent, or the organization indicated, for the past five years.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
             NAME                                FIVE-YEAR EMPLOYMENT HISTORY
             ----                       ----------------------------------------------
Robert A. Cornog...............  Chairman, President and Chief Executive Officer since July
                                 1991. A Director since 1982.
Branko M. Beronja..............  President -- Diagnostics since February 1998. Senior Vice
                                 President -- Diagnostics, North America from April 1996 to
                                 February 1998. President -- North American Operations from
                                 April 1994 to April 1996, and Vice President -- Sales, North
                                 America from August 1989 to April 1994. A Director since
                                 January 1997.
Frederick D. Hay...............  Senior Vice President -- Transportation since February 1996.
                                 Prior to joining Snap-on, he was President of the Interior
                                 Systems and Components Division of UT Automotive, a business unit of United Technologies Corporation, from December 1989 to January 1996.
Donald S. Huml.................  Senior Vice President -- Finance and Chief Financial Officer
                                 since August 1994. Prior to joining Snap-on, he was Vice
                                 President and Chief Financial Officer of Saint-Gobain
                                 Corporation from December 1990 to August 1994.
Michael F. Montemurro..........  Senior Vice President -- Financial Services and
                                 Administration since August 1994. Senior Vice President --
                                 Financial Services, Administration and Chief Financial
                                 Officer from April 1994 to August 1994. Senior Vice
                                 President -- Finance and Chief Financial Officer from March
                                 1990 to April 1994.
Jay H. Schnabel................  Senior Vice President -- Europe since April 1996. Senior
                                 Vice President -- Diagnostics from April 1994 to April 1996.
                                 Senior Vice President -- Administration from April 1990 to
                                 April 1994. A Director since August 1989.
Neil T. Smith..................  Controller since November 1997. Financial Controller from
                                 June 1997 to November 1997. Director of Financial Analysis
                                 and Planning from December 1994 to May 1997. Prior to
                                 joining Snap-on, he was Director of Finance for the Nielsen
                                 Marketing Research Division of Dun and Bradstreet
                                 Corporation from January 1991 to December 1994.
Susan F. Marrinan..............  Vice President, Secretary and General Counsel since January
                                 1992.
Donald W. Brinckman............  Director since 1992. Mr. Brinckman is the founder of
                                 Safety-Kleen Corporation and has been Chairman of its Board of Directors since 1994. He served as Chief Executive
                                 Officer of Safety-Kleen from 1968 to 1994 and again since
                                 August, 1997. He also served as President of Safety-Kleen
                                 from 1991 to 1993. Safety-Kleen is a recycler of automotive and industrial hazardous and nonhazardous fluids. Mr.
                                 Brinckman also serves as a Director of Paychex, Inc.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
             NAME                                FIVE-YEAR EMPLOYMENT HISTORY
             ----                       ----------------------------------------------
Bruce S. Chelberg..............  Director since 1993. Mr. Chelberg has been Chairman of the
                                 Board and Chief Executive Officer of Whitman Corporation, a
                                 consumer goods company, since 1992. He has served on
                                 Whitman's Board since 1988. Mr. Chelberg also serves as a
                                 Director of First Midwest Bancorp, Inc., and Northfield
                                 Laboratories, Inc.
Roxanne J. Decyk...............  Director since 1993. Ms. Decyk has been a strategy and business development consultant since April, 1997, and from
                                 1994 to 1997 served as Vice President-Corporate Planning for
                                 Amoco Corporation, a petroleum products company. She was
                                 Vice President-Marketing and Sales-Polymers of Amoco
                                 Chemical Company from 1993 to 1994, and Vice
                                 President-Commercial and Industrial Sales from 1991 to 1993.
                                 Ms. Decyk also serves as a Director of Material Sciences
                                 Corporation.
Leonard A. Hadley..............  Director since 1997. Mr. Hadley has been Chairman and Chief
                                 Executive Officer of Maytag Corporation, a manufacturer of appliances, since 1993 and was its President and Chief
                                 Operating Officer since 1991. He also serves as a Director of Deere & Company.
Arthur L. Kelly................  Director since 1978. Mr. Kelly has been the managing partner of KEL Enterprises L.P., a holding and investment company, since 1982. He also is a Director of Bayerische Motoren
                                 Werke (BMW) A.G., Deere & Company, Nalco Chemical Company,
                                 The Northern Trust Corporation and Thyssen Industrie A.G.
George W. Mead.................  Director since 1985. Mr. Mead has been Chairman of the Board of Consolidated Papers, Inc., a maker of paper products,
                                 since 1971. He was Chief Executive Officer of Consolidated
                                 Papers from 1971 through 1993.
Edward H. Rensi................  Director since 1992. Mr. Rensi has been a consultant and retired President and Chief Executive Officer of McDonald's
                                 U.S.A., a food service organization, since July, 1997. He
                                 served as McDonald's U.S.A. President and Chief Operating
                                 Officer from 1984 to 1991 and as President and Chief
                                 Executive Officer from 1991 to 1997. He also serves as a
                                 Director of International Speedway Corporation.
Richard F. Teerlink............  Director since 1997. Mr. Teerlink has been Chairman of
                                 Harley-Davidson, Inc., a manufacturer of motorcycles, since
                                 1996, and served as its Chief Executive Officer from 1989 to
                                 1997 and President from 1987 to 1997. He also serves as a
                                 Director of Johnson Controls, Inc.

     II. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. The following table sets forth the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o Snap-on Incorporated 10801 Corporate Drive, Kenosha, Wisconsin 53141-1430. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
             NAME                                FIVE-YEAR EMPLOYMENT HISTORY
             ----                       ----------------------------------------------
Branko M. Beronja..............  Director and President of the Purchaser.
                                 President -- Diagnostics since February 1998. Senior Vice
                                 President -- Diagnostics, North America from April 1996 to
                                 February 1998. President -- North American Operations from
                                 April 1994 to April 1996, and Vice President -- Sales, North
                                 America from August 1989 to April 1994. A Director since
                                 January 1997.
Susan F. Marrinan..............  Vice President and Secretary of the Purchaser. Vice
                                 President, Secretary and General Counsel since January 1992.
Denis J. Loverine..............  Treasurer of the Purchaser. Treasurer of Parent since
                                 September 1990.

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        The Depositary for the Offer is:

                             FIRSTAR TRUST COMPANY

            By Mail:                          By Hand:               By Overnight Mail or Courier:
     Firstar Trust Company             Firstar Trust Company             Firstar Trust Company
         P.O. Box 2077                Corporate Trust Services          Corporate Trust Services
      Milwaukee, WI 53201            1555 N. RiverCenter Drive         1555 N. RiverCenter Drive
                                             Suite 301                         Suite 301
                                        Milwaukee, WI 53212               Milwaukee, WI 53212
                                                                       Attention: William Caruso

                           By Hand in New York City:

                       IBJ Schroder Bank & Trust Company
                             One State Street Plaza
                                 Subcellar One
                               New York, NY 10004
                    Attention: Securities Processing Window

                             Facsimile Copy Number:

                                 (414) 276-4226
                        (For Eligible Institutions Only)

                          For Confirmation Telephone:

                                 (414) 905-5004

     Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent at its location and telephone numbers set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                               MORROW & CO., INC.

                          909 Third Avenue, 20th Floor
                            New York, New York 10022
                                 (212) 754-8000
                                 (Call Collect)

                                       or
                 Banks & Brokers Call Toll Free 1-800-662-5200
                    All Others Call Toll Free 1-800-566-9061